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EX-99.A(5)(CC)

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                                                         VARIABLE UNIVERSAL LIFE
MINNESOTA LIFE                                      GUARANTEED ACCOUNT AMENDMENT

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Minnesota Life Insurance Company  o  400 Robert Street North  o
St. Paul, Minnesota 55101-2098
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This amendment is to be attached to and become part of Policy No. [12345-G]
issued by Minnesota Life Insurance Company to [ABC Company]. This amendment is effective as of [September 1, 2000]. Continued payment of premiums shall constitute acceptance of the conditions stated in this amendment.

Under the "SEPARATE ACCOUNT" section of the policy, the provision entitled "HOW ARE NET PREMIUMS ALLOCATED?" has been amended in its entirety to read:

HOW ARE NET PREMIUMS ALLOCATED?

Initially, the allocation elected is indicated in the application for a certificate of insurance issued hereunder. As of the effective date of this amendment, net premiums may be allocated only to the sub-accounts of the separate account available under this policy. The owner may not allocate net premiums to the guaranteed account. The owner may change the allocation instructions for future premiums by giving us a written request or through any other method made available by us under this policy. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages. The allocation to any sub-account must be at least [ten] percent of the net premium.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after issuance of a certificate under this policy. This right will be exercised by us only when we believe economic conditions make such a delay necessary to reduce market risk during the free look period of the certificate. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

Under the "SEPARATE ACCOUNT" section of the policy, the provision entitled "WHAT IS A TRANSFER?" has been amended in its entirety to read:

WHAT IS A TRANSFER?

A transfer is a reallocation of the net cash value among the sub-accounts of the separate account or from the guaranteed account to the sub-accounts of the separate account for a given owner. As of the effective date of this amendment, the owner may not transfer any amount into the guaranteed account.

Under the "SEPARATE ACCOUNT" section of the policy, the provision entitled "MAY THE OWNER MAKE TRANSFERS OF AMOUNTS UNDER THIS POLICY?" has been amended in its entirety to read:

MAY THE OWNER MAKE TRANSFERS OF AMOUNTS UNDER THIS POLICY?

Yes. Transfers may be requested in writing, by telephone or through any other method made available by us under this policy. For transfers from the sub-accounts of the separate account, we will credit and cancel units based on the sub-account unit values as of the end of the valuation period during which the owner's request is received at our home office. For transfers out of the guaranteed account, a dollar amount will be transferred based on the owner's guaranteed account value at the time of transfer. As of the effective date of this amendment, the owner may not transfer any amount into the guaranteed account.



01-30390                                                        Minnesota Life 1
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Under the "SEPARATE ACCOUNT" section of the policy, the provision entitled "ARE
THERE LIMITATIONS ON TRANSFERS?" has been amended in its entirety to read:

ARE THERE LIMITATIONS ON TRANSFERS?

Yes. As of the effective date of this amendment, the owner may not transfer any amount into the guaranteed account. Only [one] transfer may be made each certificate month for each certificate issued hereunder. The amount to be transferred to or from a sub-account of the separate account or from the guaranteed account must be at least [$250]. If the balance in the guaranteed account or the sub-account from which the transfer is to be made is less than [$250], the entire account value attributable to the guaranteed account or the sub-account must be transferred. If a transfer would reduce the account value in the sub-account from which the transfer is to be made to less than [$250], we reserve the right to include that remaining amount in the sub-account with the amount transferred.

[The following restrictions apply to the owner's guaranteed account value as of the effective date of this amendment. The maximum amount of net cash value to be transferred out of the guaranteed account to the sub-accounts of the separate account is limited to [twenty] percent (or [$250] if greater) of the guaranteed account value. Transfers to or from the guaranteed account are limited to one such transfer per certificate year. We may further restrict transfers by requiring that the request is received by us or postmarked in the 30-day period before or after the last day of the certificate anniversary. Requests for transfers which meet these conditions would be effective after we approve and record them at our home office.]



Agreed to by Minnesota Life Insurance Company.



/s/ Dennis E. Prohofsky                             /s/ Robert L. Senkler

Secretary                                                       President





01-30390                                                        Minnesota Life 2